EXHIBIT 99.1

Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380

Summit Midstream Announces Senior Management Changes

The Woodlands, Texas (December 10, 2018) – Summit Midstream Partners, LP (“SMLP”) announced today that Matthew Harrison, the Executive Vice President and Chief Financial Officer of Summit Midstream Partners, LLC (“Summit Investments”) and Summit Midstream GP, LLC (collectively with Summit Investments, the “Company”), will be departing the Company to pursue other interests.  Summit Midstream GP, LLC, which is owned by Summit

Investments, manages and operates SMLP.  Mr. Harrison’s employment with the Company will terminate effective January 4, 2019.

Summit Investments announced that it is promoting Marc Stratton to Executive Vice President and Chief Financial Officer of the Company, effective immediately.  Mr. Stratton joined Summit Investments as a founding member in 2009, and has held various senior management roles at the Company including, since 2015, Senior Vice President of Finance, Treasurer and Head of Investor Relations.

Summit Investments is also promoting Blake Motley, currently Director of Strategy, to Vice President of Strategy and Head of Investor Relations, and William (Bill) Mault, currently Director of Finance, to Vice President of Finance and Treasurer.  Mr. Motley’s and Mr. Mault’s promotion is effective immediately.  Mr. Motley has been with the Company since 2011 and Mr. Mault has been with the Company since 2016.

Steve Newby, President and Chief Executive Officer of SMLP commented, “On behalf of the Board and all of Summit’s employees, I would like to thank Matt for his service and significant contributions to the Summit family of companies since 2011, and I wish him continued success in his future endeavors.

“I am encouraged by our deep bench of management talent and their ability to immediately add value and contribute to Summit’s future growth plans and objectives.  Marc has been an instrumental member of Summit’s senior management team since its inception in 2009.  He is a dynamic leader and a thoughtful executive and he has been directly involved in the development, financing and strategic growth of Summit since our founding.  I look forward to working more closely with Marc, Blake and Bill in their new capacities as we continue our efforts to add value for our unitholders.”

About Summit Midstream Partners, LP

SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States.  SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in five unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus and Utica shale formations in West Virginia and Ohio; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado and Utah; and (v) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming.  SMLP is in the process of developing new gathering and processing infrastructure in a sixth basin, the Delaware Basin, in New Mexico.  SMLP also owns a 40% ownership interest in Ohio Gathering, which is developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in The Woodlands, Texas, with regional corporate offices in Denver, Colorado, Atlanta, Georgia, Pittsburgh, Pennsylvania and Dallas, Texas.

About Summit Midstream Partners, LLC

Summit Midstream Partners, LLC (“Summit Investments”) beneficially owns a 35.2% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments is a privately

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held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates. An affiliate of Energy Capital Partners II, LLC directly owns an 8.1% limited partner interest in SMLP.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results.  An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2017 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2018, and as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Investor Contact:  Blake Motley, Vice President of Strategy & Head of Investor Relations, 832-930-7539, ir@summitmidstream.com

SOURCE: Summit Midstream Partners, LP

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